NEWS RELEASE

AVERE ENERGY TERMINATES FARM-IN WITH AMERICAN EXPLORATION CORP.

Calgary, Alberta / PR Newswire - April 20, 2010 - American Exploration Corp. ("American" or the "Company") (AEXP-OTCBB) has been notified by Avere Energy, a TSX-V company (AVO-H.V), that despite best efforts, Avere has been unable to raise the required funds to implement a proposed Reactivation, and have therefore elected to cancel their proposed private placement. The proceeds of the financing were to be used to pay for the farm-in and drilling obligations with the Company on American's Haynesville shale gas prospect.

In accordance with the terms of the Letter Agreement with American, the agreement has been terminated.

American is presently working with Mainland Resources, Inc. (MNLU-OTCBB) towards a proposed merger in order to consolidate the business interests of both companies.

For more information on American Exploration, investors should review American Exploration's filings with the United States Securities Commission at www.sec.gov.

About American Exploration Corp.

American Exploration Corp. is engaged in the exploration and development of oil and gas prospects with the potential for discovery of new or unconventional hydrocarbon resources in the continental United States.

Contact:

Mr. Steve Harding Tel. 403-233-8484

American Exploration Corp. Suite 700, 407 2nd St. SW Calgary, Alberta T2P 2Y3 Canada

Important Additional Information Will Be Filed With The SEC

In connection with the proposed merger transaction between American Exploration Corporation ("American Exploration") and Mainland Resources, Inc. ("Mainland") announced on March 23, 2010, Mainland intends to file relevant materials with the United States Securities and Exchange Commission (the "SEC"), including a Registration Statement on Form S-4 (the "Registration Statement"), which will include a preliminary prospectus and related materials to register the securities of Mainland to be

American Exploration Corp.

NEWS RELEASE - Cont'd

issued in exchange for securities of American Exploration. The Registration Statement will incorporate a joint proxy statement/ prospectus (the "Proxy Statement/Prospectus") that Mainland and American Exploration plan to file with the SEC and mail to their respective stockholders in connection with obtaining stockholder approval of the proposed merger. The Registration Statement and the Proxy Statement/Prospectus will contain important information about Mainland, American Exploration, the merger and related matters. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when they are available. Investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus when they become available, and other documents filed with the SEC by Mainland and American Exploration, through the web site maintained by the SEC at www.sec.gov. American Exploration's security holders will also receive information at an appropriate time on how to obtain these documents free of charge from American Exploration. In any event, documents filed by American Exporation with the SEC may be obtained free of charge by contacting the Company at: American Exploration Corporation; Attention: Steve Harding; President and CEO; Facsimile: (403) 775-4447.

Each of Mainland and American Exploration, and their respective directors and executive officers, also may be deemed to be participants in the solicitation of proxies from their respective stockholders in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above.